EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8, No. 333-175023) dated June 20, 2011 pertaining to the Athersys, Inc. Long-Term Incentive Plan,

(2)	Registration Statement (Form S-3, No. 333-164336) dated January 14, 2010,

(3)	Registration Statement (Form S-8, No. 333-147379) dated November 14, 2007 pertaining to the Athersys, Inc. Equity Incentive Compensation Plan,

(4)	Registration Statement (Form S-8, No. 333-147380) dated November 14, 2007 pertaining to the Athersys, Inc. Long-Term Incentive Plan, and

(5)	Registration Statement (Form S-3/A, No. 333-144433) dated October 10, 2007;

of our report dated March 27, 2012, with respect to the consolidated financial statements of Athersys, Inc. included in this Annual Report (Form 10-K) of Athersys, Inc. for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

March 27, 2012